Exhibit 99.1
Biodel Inc. Reports Third Quarter Fiscal Year 2008 Financial Results
DANBURY, Conn., August 6, 2008 — Biodel Inc. (Nasdaq: BIOD) today reported financial results for its third quarter ended June 30, 2008. The net loss for the quarter was $10.1 million or $0.43 per share.
“Our third quarter financial results reflect recent clinical activities including the completion of dosing in our two pivotal Phase III trials of VIAject™ in July, the report of interim results from secondary endpoints of these trials and our preparations for analysis of the full data set from these trials later this year,” stated Solomon Steiner, Ph.D., chief executive officer and chairman of Biodel. “Interim results from these trials have been encouraging. We look forward to receiving the final results of both studies later this year, which we hope will confirm the advantages of VIAject’s ultra-rapid-acting insulin and support our plan to file a 505(b)2 New Drug Application for this important product candidate.”
Business Highlights
•	In July, Biodel completed dosing of its two pivotal Phase III clinical trials of VIAject™ in patients with Type 1 and Type 2 diabetes. The company expects to report top line results from these pivotal trials within the next six weeks.

•	The European Association for the Study of Diabetes (EASD) released two abstracts which will be presented at its Annual Meeting on September 9, 2008 in Rome, Italy. These abstracts highlight results from a January 2008 interim analysis of secondary end points for the company’s pivotal Phase III trials for VIAject™. The interim analysis showed a statistically significant difference in weight changes and daily meal-time (prandial) dose reductions in patients with Type 1 and Type 2 diabetes using VIAject™ compared to Humulin® R. The interim analysis also showed statistically significant reductions in mild and moderate hypoglycemic events in patients with Type 1 and Type 2 diabetes using VIAject™ compared to Humulin® R.

•	Biodel entered into a supply agreement with Organon on July 7, 2008 to purchase specified quantities of recombinant human insulin for use in the company’s VIAdel™ insulin formulations. The company believes that its current supplies of insulin, together with the quantities of insulin that Organon has agreed to supply, will be sufficient to complete the company’s current and anticipated clinical trials of VIAject™ and support the company’s needs for approximately three years following the commercial launch of VIAject™.

•	Positive findings from Phase I and II glucose clamp studies of VIAject™ were published in recent issues of the journals Diabetologia (Steiner et al., Diabetologia, 2008) and Journal of Diabetes Science and Technology (Hompesch et al., J. of Diabetes Science and Technology, July 2008).

•	Biodel named Alan Krasner, M.D., its chief medical officer, effective May 27, 2008. Dr. Krasner joined Biodel from Pfizer Global Research and Development where he was director of the department of clinical research, metabolic diseases. Former chief medical officer Dr. Andreas Pfuetzner remains on Biodel’s management team as the company’s Senior Vice President of Medical Affairs in Europe and as a member of the company’s scientific advisory board.

•	Biodel appointed Barry Ginsberg, M.D., Ph.D., to its board of directors in June 2008. Dr. Ginsberg is the chief executive officer of Diabetes Technology Consultants, which advises Fortune 500 companies on the field of diabetes.

•	Biodel was added to the NASDAQ Biotechnology Index, effective May 19, 2008.
Financial Results for Three Months Ended June 30, 2008
Biodel reported no revenue during the three months ended June 30, 2008 and June 30, 2007.
Biodel reported a net loss for the three months ended June 30, 2008 of $10.1 million, or $0.43 per share, compared to a net loss of $5.3 million, or $0.30 per share, for the comparable period in the prior year. Net loss for the quarter ended June 30, 2008 includes $1.9 million of stock-based compensation expenses.
Research and development expenses were $6.9 million for the three months ended June 30, 2008, compared to $2.6 million for the comparable period in the prior year. The increase in quarterly expenses was primarily due to a $1.3 million increase related to the pivotal Phase III clinical trial program evaluating VIAject™, $1.5 million related to increased manufacturing expenses for the process development, scale-up and manufacture of commercial batches of VIAject™ to support our clinical trials and regulatory submissions and $0.8 million in personnel-related expenses.
General and administrative expenses totaled $4.2 million for the three months ended June 30, 2008, compared to $3.3 million for the comparable period in the prior year. The increase for the quarter was primarily attributable to $0.7 million in personnel-related expenses and $0.5 million in professional fees. The increase was offset by a decrease of $0.9 million in stock-based compensation expenses. The three-months ended June 30, 2007 included $1.7 million in stock-based compensation expense related to options granted to the board of directors in May 2007.
Financial Results for Nine Months Ended June 30, 2008

Biodel reported no revenue during the nine months ended June 30, 2008 and June 30, 2007.
Biodel reported a net loss applicable to common stockholders for the nine months ended June 30, 2008 of $30.7 million, or $1.40 per share, compared to a net loss applicable to common stockholders of $18.6 million, or $1.43 per share, for the comparable period in the prior year. Net loss applicable to common stockholders for the nine months ended June 30, 2008 includes $6.1 million of stock-based compensation expenses. Net loss applicable to common stockholders for the nine months ended June 30, 2007 included a $4.5 million deemed dividend charge.
Research and development expenses were $21.5 million for the nine months ended June 30, 2008, compared to $8.9 million for the comparable period in the prior year. The increase in expenses was primarily due to a $6.9 million increase related to the pivotal Phase III clinical trial program evaluating VIAject™, a $1.4 million increase related to increased manufacturing expenses for the process development, scale-up and manufacture of commercial batches of VIAject™ to support the company’s clinical trials and regulatory submissions, and $2.2 million in personnel-related expenses.
General and administrative expenses totaled $11.8 million for the nine months ended June 30, 2008, compared to $6.1 million for the comparable period in the prior year. The increase was primarily attributable to $3.7 million in personnel-related expenses and $0.8 million in professional fees. Personnel-related expenses includes $4.7 million in stock-based compensation expenses, and $1.1 million in stock-based compensation and salary and benefits continuation charges related to the severance agreement with the company’s former chief financial officer. The stock-based compensation expense includes $0.9 million of stock-based compensation charges for options awarded to a newly appointed board member.
At the end of the third quarter 2008, Biodel had $101.9 million in cash, cash equivalents and marketable securities and 23.7 million shares outstanding.
Conference Call and Webcast Information
Biodel’s senior management team will host a conference call on Wednesday, August 6, 2008 at 4:45 p.m. Eastern Time to discuss these financial results and provide a company update. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-877-675-4750 (United States) or 1-719-325-4874 (international). To access the call by live Webcast, please log on to the Investor section of Biodel’s Web site at www.biodel.com. An archived version of the Webcast will be available at Biodel’s Web site.
About Biodel Inc.
Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for endocrine disorders, such as diabetes and osteoporosis. Biodel’s product candidates are developed by using VIAdel™ technology, which reformulates existing FDA- approved peptide drugs. The company’s lead product candidate, VIAject™, is an ultra rapid-acting injectable meal-time insulin in development for use by patients with Type 1 or Type 2 diabetes. VIAject™ has been tested in two pivotal Phase III clinical trials. Biodel’s pipeline also includes VIAtab™, a sublingual tablet formulation of insulin in the Phase I stage of clinical testing, and two pre-clinical osteoporosis product candidates. For further information regarding Biodel, please visit the company’s Web site at www.biodel.com.
Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The company’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, our ability to secure FDA approval for our product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; our ability to market, commercialize and achieve market acceptance for product candidates developed using our VIAdel™ technology; the progress or success of our research, development and clinical programs, the initiation and completion of our clinical trials, the timing of the interim analyses and the timing or success of our product candidates, particularly VIAject™ and VIAtab™; our ability to secure additional patents for VIAject™ and our other product candidates; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates of future performance; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of those collaborations after consummation, if consummated; the rate and degree of market acceptance and clinical utility of our products; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. The company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.
BIOD-G
Biodel Inc.
(A Development Stage Company)

Condensed Balance Sheets
(in thousands, except share and per share amounts)

	September 30,	June 30,
	2007	2008
		(unaudited)
ASSETS
Current:
Cash and cash equivalents	$80,022	$70,867
Marketable securities	—	20,786
Taxes receivable	—	1,132
Prepaid and other assets	505	272

Total current assets	80,527	93,057
Long-term marketable securities	—	10,221
Property and equipment, net	1,717	3,550
Intellectual property, net	262	260

Total assets	$82,506	$107,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Accounts payable	$2,187	$409
Accrued expenses:
Clinical trial expenses	1,164	2,594
Payroll and related	822	1,338
Accounting and legal fees	335	469
Severance expense	—	259
Other	680	589
Taxes payable	95	759

Total current liabilities	5,283	6,417

Other long term liabilities	—	67

Total liabilities	5,283	6,484

Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 20,160,836 and 23,667,133 shares issued and outstanding, respectively	202	237
Additional paid-in capital	116,854	170,896
Deficit accumulated during the development stage	(39,833)	(70,529)

Total stockholders’ equity	77,223	100,604

Total liabilities and stockholders’ equity	$82,506	$107,088

Biodel Inc.
(A Development Stage Company)
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

					December 3, 2003
	Three Months Ended		Nine Months Ended		(inception) to
	June 30,		June 30,		June 30,
	2007	2008	2007	2008	2008
Revenue	$—	$—	$—	$—	$—

Operating expenses:

Research and development	2,550	6,884	8,880	21,525	46,697

General and administrative	3,276	4,161	6,102	11,836	22,687

Total operating expenses	5,826	11,045	14,982	33,361	69,384

Other (income) and expense:

Interest and other income	(568)	(390)	(890)	(2,174)	(4,267)

Interest expense	—	—	—	—	78

Loss on settlement of debt	—	—	—	—	627

Operating loss before tax provision	(5,258)	(10,655)	(14,092)	(31,187)	(65,822)

Tax provision (benefit)	37	(544)	83	(491)	(353)

Net loss	(5,295)	(10,111)	(14,175)	(30,696)	(65,469)

Charge for accretion of beneficial conversion rights	—	—	—	—	(603)

Deemed dividend — warrants	—	—	(4,457)	—	(4,457)

Net loss applicable to common stockholders	$(5,295)	$(10,111)	$(18,632)	$(30,696)	$(70,529)

Net loss per share — basic and diluted	$(0.30)	$(0.43)	$(1.43)	$(1.40)

Weighted average shares outstanding — basic and diluted	17,669,169	23,653,956	13,010,470	21,959,335

SOURCE: Biodel Inc.
The Trout Group LLC
Seth Lewis, 617-583-1308
Copyright Business Wire 2008
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